Exhibit 99.1

CONTACT:	Larry Magnesen (Media)	FOR IMMEDIATE RELEASE
	(513) 534-8055	June 10, 2013

Jim Eglseder (Investors)
(513) 534-8424

Fifth Third Names Frank Forrest as Chief Risk and Credit Officer

Cincinnati – Fifth Third Bancorp (FITB) today announced that it has named Frank Forrest as chief risk and credit officer, effective September 2013.

Forrest will join Fifth Third from Bank of America where he has held numerous positions over the past 25 years in credit and risk management, including Global Debt Products Executive and Commercial Banking Risk Management Executive.

Forrest brings broad-based credit and operational risk management experience across multiple lines of business, including commercial and corporate banking, small business, commercial real estate, leasing, auto dealer finance and investment banking. In his career, Forrest has led change initiatives related to risk management structure, end-to-end credit delivery processes, and acquisition integration. Prior to joining Bank of America, Forrest worked at the U.S. Department of Treasury, Office of the Comptroller of the Currency as a national bank examiner. Forrest graduated from Florida State University with a Bachelor of Science degree in accounting and finance.

In his new role, Forrest will report to Kevin T. Kabat, vice chairman and CEO of Fifth Third.

“Frank’s extensive experience and his breadth of knowledge in the banking industry will help us continue to deepen our risk management disciplines,” Kabat said. “He brings extensive leadership experience in a broad set of businesses of relevance to Fifth Third Bank.”

In the chief risk officer position, Forrest succeeds Paul Reynolds, current chief risk officer, who will retire at the end of the year. Kabat said, “Paul’s many contributions to Fifth Third in a variety of roles, and his counsel to me over the years have been of immense value to our company, and we all thank him for his dedicated service and wish him well.” Forrest also fills the open chief credit officer position.

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $121 billion in assets and operates 18 affiliates with 1,321 full-service Banking Centers, including 104 Bank Mart® locations open seven days a week inside select grocery stores and 2,439 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Investment Advisors. Fifth Third also has a 28% interest in Vantiv Holding, LLC. Fifth Third is among the largest money managers in the Midwest and, as of March 31, 2013, had $318 billion in assets under care, of which it managed $27 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the Nasdaq® Global Select Market under the symbol “FITB.” Fifth Third Bank was established in 1858. Member FDIC.

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